Exhibit 99.1

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated February 14, 2008 (including amendments thereto) with respect to the Common Stock of Western Sizzlin Corporation.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 14, 2008	MUSTANG CAPITAL ADVISORS, LP

	By:	Mustang Capital Managementl, LLC its general partner

	By:	/s/ John K. H. Linnartz
John K. H. Linnartz, Managing Member

MUSTANG CAPITAL MANAGEMENT, LLC

By:	/s/ John K. H. Linnartz
John K. H. Linnartz, Managing Member

/s/ John K. H. Linnartz
John K. H. Linnartz